                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2)
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           K-Tron International, Inc.
                (Name of Registrant as Specified in its Charter)

                           K-Tron International, Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:



      2)  Aggregate number of securities to which transaction applies:



      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *



      4)  Proposed maximum aggregate value of transaction:



      5)  Total fee paid:



* Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:_____________________________________
      2)  Form, Schedule or Registration Statement No.:________________________
      3)  Filing Party:________________________________________
      4)  Date Filed:________________

                           K-TRON INTERNATIONAL, INC.
                               ROUTES 55 AND 553
                                  P.O. BOX 888
                         PITMAN, NEW JERSEY 08071-0888

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 2, 1997

                            ------------------------

To Our Shareholders:

     Notice is hereby given that the Annual Meeting of Shareholders of K-Tron International, Inc. (the "Company") will be held on May 2, 1997 at 11:00 a.m., local time, at the Company's principal executive offices at Routes 55 and 553, Pitman, New Jersey for the following purposes:

          (1) To elect two directors to Class IV of the Board of Directors, each to serve for a four-year term and until the election and qualification of his successor; and

          (2) To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on March 10, 1997 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments thereof. The transfer books will not be closed.

                                          By Order of the Board of Directors,

                                          EDWARD B. CLOUES, II
                                          Secretary

March 19, 1997

                          YOUR PROXY VOTE IS IMPORTANT

ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                     [LOGO]

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 2, 1997

                            ------------------------

     This Proxy Statement is being furnished to the shareholders of K-Tron International, Inc. (the "Company") in connection with the Annual Meeting of Shareholders of the Company to be held on May 2, 1997 and any adjournments thereof (the "Annual Meeting"). This Proxy Statement and the enclosed Proxy Card are being mailed to shareholders on or about March 19, 1997.

     Execution and return of the enclosed Proxy Card are being solicited by and on behalf of the Board of Directors of the Company for the purposes set forth in the foregoing notice of meeting. The costs incidental to the solicitation and obtaining of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be borne by the Company. Proxies may be solicited, without extra compensation, by officers and employees of the Company by mail, telephone, telefax, personal interviews and other methods of communication.

     The Annual Report to Shareholders for the fiscal year ended December 28, 1996, including consolidated financial statements and other information with respect to the Company and its subsidiaries, is being mailed to shareholders with this Proxy Statement. Such Annual Report is not part of this Proxy Statement.

                             VOTING AT THE MEETING

RECORD DATE; VOTE REQUIRED; PROXIES

     Only shareholders of record at the close of business on March 10, 1997 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. As of that date, the Company had outstanding 3,142,865 shares of Common Stock. The holders of a majority of such shares, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. A quorum is necessary before business may be transacted at the Annual Meeting except that, even if a quorum is not present, the shareholders present in person or by proxy shall have the power to adjourn the meeting from time to time until a quorum is present. Each shareholder entitled to vote shall have the right to one vote for each share of Common Stock outstanding in such shareholder's name.

     The shares of Common Stock represented by each properly executed Proxy Card will be voted at the Annual Meeting in the manner directed therein by the shareholder signing such Proxy Card. The Proxy Card provides spaces for a shareholder to withhold authority to vote for either nominee for the Board of Directors. The nominees are to be elected by a plurality of the votes cast at the Annual Meeting. With respect to any other matter that may properly be brought before the Annual Meeting, the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote is required to take action, unless a greater percentage is required either by law or by the Company's Restated Certificate of Incorporation or By-Laws.

     With regard to the election of directors, votes may be cast in favor of or withheld from any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Brokers who hold shares in street name for customers have the authority under the rules of the various stock exchanges to vote on certain items when they have not received instructions from beneficial owners. The Company believes that brokers that do not receive instructions are entitled to vote those shares with respect to the election of directors.

     If a signed Proxy Card is returned and the shareholder has given no direction with respect to a voting matter, the shares will be voted with respect to that matter by the proxy agents as recommended by the Board of Directors or its Executive Committee. Execution and return of the enclosed Proxy Card will not affect a shareholder's right to attend the Annual Meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by giving notice of revocation to the Secretary of the Company at any time before the proxy is voted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of February 14, 1997 (or as of such other date as may be noted below) with respect to shares of Common Stock of the Company beneficially owned by each person believed by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, by each director of the Company, by each executive officer of the Company who was serving as such on December 28, 1996 and by all current directors and executive officers of the Company as a group. Except as indicated below, the Company understands that the shareholders listed in such table have sole voting and investment power with respect to the shares owned by them. The number of shares in the table below includes shares issuable upon the exercise of outstanding stock options to the extent that such options are exercisable by the shareholder, director or executive officer on or within 60 days after February 14, 1997. In the case of current directors and executive officers, the information below has been provided by them at the request of the Company.

                                                           NUMBER OF SHARES   PERCENT OF COMMON
           NAME OF INDIVIDUAL OR IDENTITY OF GROUP         OF COMMON STOCK    STOCK OUTSTANDING
    -----------------------------------------------------  ----------------   -----------------
    Estate of Dr. Mario Gallo(1).........................       457,400              14.6
    David L. Babson & Company, Inc.(2)...................       353,500              11.3
    T. Rowe Price Associates, Inc.(3)....................       250,000               8.0
    Liberty Investment Management, Inc.(4)...............       192,300               6.1
    Dimensional Fund Advisors Inc.(5)....................       162,400               5.2
    Johannes Wirth.......................................        67,400               2.2
    Leo C. Beebe(6)(7)...................................        65,163               2.1
    Edward B. Cloues, II(6)..............................        37,000               1.2
    Robert L. Weinberg(6)(8).............................        23,662                 *
    Dr. Hans-Jurg Schurmann(6)...........................        21,000                 *
    Jean Head Sisco(6)...................................        12,487                 *
    Norman Cohen(6)......................................        12,219                 *
    Richard J. Pinola(6).................................        12,000                 *
    Kevin C. Bowen(6)....................................        10,319                 *
    Lukas Gunthardt(6)...................................         3,365                 *
    All current directors and executive officers as a
      group (10 persons)(9)..............................       264,615               8.2

---------------
* Less than 1%.

(1) As reflected in a Schedule 13G dated January 27, 1982, except that Dr. Gallo is deceased and the Company believes the shares are now held by Dr. Gallo's estate. The most recent address known to the Company for the Estate of Dr. Gallo was c/o Burckhardt, Treuhand & Revisions AG, Postfach,
    Scheideggstrasse 73, CH-8038, Zurich, Switzerland.

(2) As reflected in Amendment No. 4 to Schedule 13G dated February 7, 1997. According to David L. Babson & Company, Inc. ("Babson"), it (i) is a registered investment adviser under the Investment Advisers Act of 1940,
    (ii) has the sole power to dispose or to direct the disposition of all such shares and (iii) has the sole power to vote or to direct the vote as to 206,700 shares and shared power to vote or to direct the vote as to 146,800 shares. The principal address of Babson is One Memorial Drive, Cambridge, Massachusetts 02142-1300.

(3) As reflected in Amendment No. 4 to Schedule 13G dated February 14, 1997. According to T. Rowe Price Associates, Inc. ("Price Associates"), these shares are all owned by T. Rowe Price Small Cap Value Fund, Inc., a registered investment company, for which Price Associates, a registered investment adviser under the Investment Advisers Act of 1940, serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares. The principal address of Price Associates is 100 East Pratt Street, Baltimore, Maryland 21202.

(4) As reflected in a Schedule 13G dated February 15, 1997. According to Liberty Investment Management, Inc. ("Liberty"), it (i) is a registered investment adviser under the Investment Advisers Act of 1940 and (ii) has sole power to dispose or to direct the disposition of, and has sole power to vote or to direct the vote as to, all such shares. The principal address of Liberty is 2502 Rocky Point Drive, Suite 500, Tampa, Florida 33607.

(5) As reflected in Amendment No. 5 to Schedule 13G dated January 31, 1995. According to Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment adviser under the Investment Advisers Act of 1940, it was deemed to have beneficial ownership of 162,400 shares as of December 31, 1994, all of which shares were held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in a series of the DFA Investment Trust Company, a Delaware business trust company, or the DFA Group Trust and the DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, as to all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. Dimensional has a principal business address at 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(6) Includes with respect to Mr. Beebe 7,000 shares, Mr. Cloues 10,000 shares, Mr. Weinberg 16,250 shares, Dr. Schurmann 10,000 shares, Mrs. Sisco 10,000 shares, Mr. Cohen 10,000 shares, Mr. Pinola 10,000 shares, Mr. Bowen 8,000 shares and Mr. Gunthardt 2,250 shares, all of which shares are subject to presently exercisable installments of options.

(7) Includes 58,163 shares as to which Mr. Beebe shares investment and voting power with his wife.

(8) Includes 2,000 shares owned by Mr. Weinberg's wife, as to which Mr. Weinberg disclaims beneficial ownership.

(9) Includes 83,500 shares subject to presently exercisable installments of options.

                          MATTERS CONCERNING DIRECTORS

ELECTION OF DIRECTORS

     The Board of Directors currently consists of seven directors and is classified with respect to terms of office into four classes. Each Class IV director elected at the Annual Meeting will serve until the 2001 annual meeting of shareholders and until such director's successor has been elected and qualified, except in the event of such director's earlier death, resignation or removal. The terms of office of the Class I, Class II and Class III directors will expire at the annual meetings to be held in 1998, 1999 and 2000, respectively, upon the election and qualification of their successors.

     The Board of Directors, acting on the recommendation of its Nominating Committee, has nominated Mr. Leo C. Beebe and Mr. Edward B. Cloues, II for election as the Class IV directors.

     The persons named as proxy agents in the enclosed Proxy Card intend (unless instructed otherwise by a shareholder) to vote for the election of Mr. Leo C. Beebe and Mr. Edward B. Cloues, II as the Class IV directors. In the event that a nominee should become unable to accept nomination or election (a circumstance which the Board of Directors does not expect), the proxy agents intend to vote for any alternate nominee designated by the Board of Directors or its Executive Committee or, in the discretion of the Board or its Executive Committee, the position may be left vacant.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH CLASS IV NOMINEE.

     Set forth below is certain information with respect to each nominee for director and each other person currently serving as a director of the Company whose term of office will continue after the Annual Meeting, including the class and term of office of each such person. This information has been provided by each director at the request of the Company.

  Class I -- Directors with Terms Continuing until 1998

     DR. HANS-JURG SCHURMANN. Dr. Schurmann has been a director since November 1993 and was most recently reelected at the 1994 annual meeting of shareholders. He is a senior partner in the law firm of Schurmann, Rausch & Rohrer in Zurich, Switzerland, which represents the Company and its subsidiaries in Switzerland, and he has been a partner in that firm since 1979. Dr. Schurmann serves on the boards of numerous European companies, including Instinet AG (Switzerland), Bellaplast Holding AG (Switzerland) and Discorack-NCO AG (Switzerland). Dr. Schurmann is 52 years of age.

     JEAN HEAD SISCO. Mrs. Sisco has been a director since September 1993 and was most recently reelected at the 1994 annual meeting of shareholders. Since 1979, Mrs. Sisco has been a partner in Sisco Associates, a management consulting firm based in Washington, D.C. which specializes in international risk and trade analysis. Mrs. Sisco serves as a director of Textron, Inc., Santa Fe Pacific Gold Corporation, Chiquita Brands International, The Neiman-Marcus Group, Washington Mutual Investors Fund and American Funds Tax-Exempt Series II. She is Chairman of the Center for Board Leadership and was the first woman director of the Metropolitan Washington Board of Trade. Mrs. Sisco is 71 years of age.

  Class II -- Director with Term Continuing until 1999

     JOHANNES WIRTH. Mr. Wirth has been a director since May 1978 and was most recently reelected at the 1995 annual meeting of shareholders. From November 1993 until the end of 1996, Mr. Wirth was a part-time employee of Digisens SA, a manufacturer of weighing systems, and from time to time served as a consultant in measurement technology. Since 1983, he has been an owner and Managing Director of Wirth Gallo Messtechnik AG, a Swiss research firm specializing in weighing and measuring techniques, which ceased active operations in late 1993. Mr. Wirth also served as a consultant to the Company from April 1991 through December 1995. Mr. Wirth is 65 years of age.

  Class III -- Directors with Terms Continuing until 2000

     NORMAN COHEN. Mr. Cohen has been a director since 1974 and was most recently reelected at the 1996 annual meeting of shareholders. He was Chairman of the Board of Edward Burton Limited, a clothing manufacturer, from 1986 until 1991, a consultant in the clothing business from 1991 until 1993, and since 1993 has been Chairman and Chief Executive Officer of Creative Contracting Associates, Inc., a clothing manufacturer. Mr. Cohen filed a petition under chapter 7 of the federal Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida in September 1993, and was discharged in January 1994. Mr. Cohen is 70 years of age.

     RICHARD J. PINOLA. Mr. Pinola has been a director since January 1994 and was most recently reelected at the 1996 annual meeting of shareholders. Since January 1994, Mr. Pinola has served as Chairman and Chief Executive Officer of Right Management Consultants, Inc., a publicly-held human resource consulting and career management firm, and from June 1992 through December 1993 he was President and Chief Executive Officer of that company. Prior to joining Right Management Consultants, Mr. Pinola was President and Chief Operating Officer of Penn Mutual Life Insurance Company from March 1988 through September 1991 and a consultant from September 1991 until June 1992. Mr. Pinola serves as a director of Right Management Consultants, Inc. He is 51 years of age.

  Class IV -- Nominees for Terms Continuing until 2001

     LEO C. BEEBE. Mr. Beebe has been a director since June 1976 and Chairman of the Board of Directors and of the Executive Committee since January 1985, and he was most recently reelected as a director at the 1993 annual meeting of shareholders. Mr. Beebe has been the Chief Executive Officer of the Company since June 30, 1995, and he also served as Chief Executive Officer from July 1985 until August 1992. Mr. Beebe was Dean of the School of Business Administration of Glassboro State College, Glassboro, New Jersey from July 1977 to July 1985 and a professor of marketing at Glassboro State College from 1972 to July 1985. Prior to that time, he served at Ford Motor Company for 27 years in various capacities in the United States and foreign countries, including as General Marketing Manager of Ford's Lincoln-Mercury Division, Vice President of Marketing and Planning and a director of Ford Motor Company of Canada, and Executive Vice President and General Manager of the Consumer Products Division and a director of Philco Ford Corporation. Mr. Beebe is 79 years of age.

     EDWARD B. CLOUES, II.   Mr. Cloues has been a director since July 1985 and
was most recently reelected at the 1993 annual meeting of shareholders. He has served as Secretary of the Company since May 1985 and was Vice Chairman of the Board of Directors from August 1988 until November 1994. Mr. Cloues is a senior partner in the law firm of Morgan, Lewis & Bockius LLP, which serves as the Company's general counsel, and he has been a partner in that firm since 1979. Mr. Cloues is also a director and Chairman of the Board of AMREP Corporation and a member of the Advisory Board of American Manufacturing Corporation. He is 49 years of age.

COMMITTEES AND MEETINGS

     The Board of Directors has an Executive Committee, an Audit and Finance Committee, a Compensation and Human Resources Committee and a Nominating Committee. The members of the Compensation and Human Resources Committee also constitute the members of the two committees which administer the Company's employee stock option plans (collectively, the "Stock Option Committee"). During fiscal year 1996, the Board of Directors held six meetings, the Executive Committee held three meetings (all by conference telephone), the Audit and Finance Committee held two meetings (including one by conference telephone), the Compensation and Human Resources Committee held four meetings (including one by conference telephone), the Nominating Committee held one meeting (by conference telephone) and the Stock Option Committee did not meet. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors held during 1996 and of the committee or committees on which he or she served during the year.

     The Executive Committee is empowered to exercise all powers of the Board of Directors, except action on dividends and certain other matters which cannot by law be delegated by the Board, during the periods between regular Board meetings. The Audit and Finance Committee is responsible for recommending to the Board the firm to be employed by the Company as its independent accountants and auditors, consulting with such firm as to the annual audit and the adequacy of internal controls, reviewing the accounting controls, practices and policies of the Company and reviewing budgets, cash and debt management and financial matters generally. The Compensation and Human Resources Committee recommends to the Board the compensation of the Company's chief executive officer, reviews and takes action on the chief executive officer's recommendations as to the appropriate compensation of the Company's other officers and key personnel, approves the granting of any bonuses to officers, reviews other compensation and personnel development matters generally and recommends to the Board the compensation of non-management directors. The Nominating Committee's duties are to evaluate Board performance, recommend to the Board nominees for election as directors and recommend to the Board the membership of Board committees. The Stock Option Committee is responsible for administering the Company's 1996 Equity Compensation Plan and another Stock Option Plan which has expired, but under which there remain outstanding stock options.

     The current members of the Executive Committee are Messrs. Beebe (Chairman), Cloues and Cohen; of the Audit and Finance Committee, Messrs. Cloues (Chairman) and Pinola, Dr. Schurmann and Mrs. Sisco; of the Compensation and Human Resources Committee, Messrs. Cohen (Chairman) and Pinola and Mrs. Sisco; of the Nominating Committee, Messrs. Cloues (Chairman) and Wirth; and of the Stock Option Committee, Messrs. Cohen and Pinola and Mrs. Sisco.

STANDARD COMPENSATION ARRANGEMENTS

     Directors who are not employees of the Company receive an annual retainer of $12,500, a $2,000 annual retainer for each membership on any of the Audit and Finance Committee, the Compensation and Human Resources Committee and the Nominating Committee, a $1,000 annual retainer for membership on the Executive Committee, $1,000 for each Board meeting attended and $750 for each Executive Committee meeting attended provided that, in the case of Executive Committee meetings, such meetings either require substantial preparation or last two hours or more. In addition, beginning in 1997 the chairman of the Audit and Finance Committee and the chairman of the Compensation and Human Resources Committee will each be paid an additional $1,500 for their service in such capacities. All retainers are paid on a prorated bi-monthly basis. Directors generally do not receive compensation for their participation in telephone meetings or for attendance at other committee meetings. Non-employee directors are also eligible to receive a bonus in an amount to be determined by the Compensation and Human Resources Committee at the same time that executive bonuses, if any, are determined by that Committee. It is contemplated that any such director bonuses would thus be related to corporate performance on a basis similar to that used by the Compensation and Human Resources Committee to relate senior executive bonuses to corporate performance. A $5,000 bonus was awarded to each non-employee director for fiscal year

1996. Such bonus was recommended by the Compensation and Human Resources Committee and approved by the full Board. One director elected to have this bonus paid in Common Stock of the Company based on the closing price of the Company's stock on the day that the bonus was approved. Finally, under the Company's 1988 Non-Employee Directors Stock Option Plan (the "1988 Plan"), each director of the Company who is neither an employee of the Company nor the beneficial owner of 3% or more of its outstanding Common Stock receives, upon the later of the adoption of the 1988 Plan or his or her election as a director, a single non-qualified stock option to purchase 10,000 shares of Common Stock during the ten-year term of the option at an exercise price equal to the fair market value of such stock as of the date of option grant. This option vests and becomes exercisable as follows: 2,500 shares on each of the dates of grant and the first three anniversaries thereof, provided that the option holder is a director on each vesting date.

SHARE OWNERSHIP GUIDELINE

     On January 10, 1997, the Board of Directors adopted the following guideline for Company share ownership by non-employee directors: by the end of fiscal year 1997, each non-employee director should own shares of Company Common Stock with a value, at the greater of cost or market, equal to four times the current $12,500 annual retainer, or $50,000. As for any newly-elected director, this requirement will be phased in over a period of time to be determined in the future.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF NOMINATIONS

     Article Ninth of the Restated Certificate of Incorporation of the Company provides that no person may be nominated for election as a director by a shareholder at an annual or special meeting unless written notice of such shareholder's intent to make such nomination has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company at the principal executive offices of the Company not later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

                             EXECUTIVE COMPENSATION

COMPENSATION

     The following table sets forth certain information with respect to compensation paid during fiscal years 1996, 1995 and 1994 to the Company's chief executive officer and the Company's other executive officers whose salary and bonus from the Company or any subsidiary exceeded $100,000 in fiscal year 1996 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                         COMPENSATION(1)
                                                                         ---------------
                                                                             AWARDS
                                          ANNUAL COMPENSATION            ---------------
                                 -------------------------------------     SECURITIES
        NAME AND                                        OTHER ANNUAL       UNDERLYING         ALL OTHER
   PRINCIPAL POSITION     YEAR    SALARY     BONUS     COMPENSATION(2)   OPTIONS/SARS(#)   COMPENSATION(3)
------------------------  ----   --------   --------   ---------------   ---------------   ---------------
Leo C. Beebe(4).........  1996   $200,000   $100,000       $     0              -0-            $19,938
  Chief Executive Officer 1995   $ 33,333   $      0       $ 4,866              -0-            $11,081
  and Chairman of the     1994   $200,000   $      0       $ 1,956(5)           -0-            $18,163
  Board of Directors
Robert L. Weinberg......  1996   $150,000   $ 37,500       $ 1,010(5)           -0-            $19,049
  Senior Executive Vice   1995   $129,962   $      0       $ 1,010(5)         8,500            $25,247
  President, Chief        1994   $135,000   $      0       $ 1,010(5)         7,500            $14,189
  Financial Officer and
  Treasurer
Lukas Gunthardt(6)(7)...  1996   $139,760   $ 34,940       $     0              -0-            $19,165
  Managing Director and
  Chief Executive
  Officer of K-Tron
  (Switzerland) Ltd.
Kevin C. Bowen(7).......  1996   $128,800   $ 32,200       $   201(5)           -0-            $13,023
  President and Chief
  Executive Officer of
  K-Tron America, Inc.

---------------
(1) The Company has never made any restricted stock awards, and no options were granted during 1996 under the Company's 1996 Equity Compensation Plan. The 1996 Equity Compensation Plan was the Company's only long-term incentive plan in fiscal year 1996, and the 1986 Stock Option Plan was the Company's only long-term incentive plan during fiscal years 1995 and 1994. The 1986 Stock Option Plan expired on January 5, 1996.

(2) In fiscal years 1996, 1995 and 1994, no Named Executive Officer, other than Mr. Beebe with respect to fiscal year 1995, received perquisites or other personal benefits, securities or property which exceeded the lesser of $50,000 or 10% of such executive officer's salary and bonus. In fiscal year 1995, Mr. Beebe received reimbursement of $1,750 in connection with the preparation of annual tax returns and was paid $3,116 as an automobile allowance.

(3) The amounts disclosed in this column include:

          (a) Company and subsidiary contributions under the thrift portion of Company's 401(k) Profit-Sharing and Thrift Plan on behalf of the following Named Executive Officers: For fiscal year 1996 -- Mr. Beebe $9,000, Mr. Weinberg $9,000 and Mr. Bowen $7,709. For fiscal year 1995 -- Mr. Beebe $2,000 and Mr. Weinberg $7,798. For fiscal year 1994 -- Mr. Beebe $9,000 and Mr. Weinberg $8,100. No contributions were made under the profit-sharing portion of the plan.

          (b) Company and subsidiary payments for supplemental health insurance on behalf of the following Named Executive Officers: For fiscal year
     1996 -- Mr. Beebe $6,241, Mr. Weinberg $2,446 and Mr. Bowen $4,906. For fiscal year 1995 -- Mr. Beebe $4,384 and Mr. Weinberg $9,846. For fiscal year 1994 -- Mr. Beebe $4,675 and Mr. Weinberg $3,839.

          (c) Company and subsidiary payments of premiums for additional group term life insurance on behalf of the following Named Executive Officers:
     For fiscal year 1996 -- Mr. Beebe $4,697, Mr. Weinberg $2,250 and Mr. Bowen $408. For fiscal year 1995 -- Mr. Beebe $4,697 and Mr. Weinberg $2,250. For fiscal year 1994 -- Mr. Beebe $4,488 and Mr. Weinberg $2,250.

          (d) Company payments in fiscal years 1996 and 1995 of premiums for additional term life insurance on behalf of Mr. Weinberg: $2,168 in each year.

          (e) Company payments in fiscal years 1996 and 1995 of premiums for additional disability insurance on behalf of Mr. Weinberg: $3,185 in each year.

          (f) Subsidiary contribution in fiscal year 1996 to the Swiss pension plan on behalf of Mr. Gunthardt: $19,165.

(4) Mr. Beebe became Chief Executive Officer of the Company on June 30, 1995, a position which he had previously held from July 1985 until August 1992. From August 1992 until June 30, 1995, Mr. Beebe served as the Company's full-time Chairman of the Board of Directors, and he continues as its Chairman. While not an executive officer under the Company's By-Laws from August 1992 until June 30, 1995, the Company believes that Mr. Beebe would have been considered an executive officer of the Company under the applicable regulations adopted by the Securities and Exchange Commission. On February 3, 1995, Mr. Beebe assumed active responsibility for the Company's operations other than a German subsidiary which was sold in June 1995, and he voluntarily reduced his salary from $200,000 to $1 per year, effective March 1, 1995. While serving for this nominal salary, Mr. Beebe continued to receive his health and life insurance and other benefits. Effective January 1, 1996, Mr. Beebe's salary was restored to $200,000 per year.

(5) Represents amounts reimbursed to certain of the Named Executive Officers for estimated income taxes incurred with respect to additional group term life insurance purchased on their behalf.

(6) Mr. Gunthardt's 1996 salary, bonus and other compensation were paid in Swiss francs, and the salary, bonus and other compensation amounts included in the table for 1996 are expressed in U.S. dollars using the average $/Sfr. exchange rate for 1996.

(7) Messrs. Gunthardt and Bowen became executive officers of the Company in 1996; therefore, their compensation for 1995 and 1994 is not required to be disclosed.

OPTION GRANTS

     No Named Executive Officer received an option grant during fiscal year
1996.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth certain information regarding the number and value of stock options held at December 28, 1996 by the Named Executive Officers. None of the Named Executive Officers exercised stock options during fiscal year 1996.

                         FISCAL YEAR-END OPTION VALUES

                                                     NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                                 OPTIONS AT DECEMBER 28, 1996       DECEMBER 28, 1996(1)
                                                 -----------------------------   ---------------------------
                     NAME                        EXERCISABLE     UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------------------  -----------     -------------   -----------   -------------
Leo C. Beebe...................................      7,000              -0-        $ 7,000        $     0
Robert L. Weinberg.............................     16,250           13,750        $ 9,750        $34,000
Lukas Gunthardt................................      2,250           10,750        $     0        $34,000
Kevin C. Bowen.................................      8,000            7,500        $10,000        $26,000

---------------
(1) Based on the closing price of the Company's Common Stock as reported on the National Market segment of The Nasdaq Stock Market on December 28, 1996 ($10.25 per share), net of the option exercise price.

CERTAIN EMPLOYMENT AGREEMENTS

     Messrs. Weinberg and Bowen were employed by the Company during fiscal year 1996 under employment agreements with the Company effective January 1, 1992, as amended (the "Employment Agreements"). Under these Employment Agreements, Messrs. Weinberg and Bowen are entitled to receive a base salary, which may be increased from time to time, and such additional compensation and bonus payments as may be awarded to them. During fiscal year 1996, the base salaries for Messrs. Weinberg and Bowen were $150,000 and $128,800, respectively. As of January 1, 1997, Mr. Weinberg's base salary was increased to $160,500 and Mr. Bowen's to $136,825. The Company's obligation to pay such base salaries is subject to the Company's right to reduce them in the event reductions are generally being made for other officers of the Company or its subsidiaries holding comparable positions.

     Each of the Employment Agreements provides that either the Company or the employee may terminate the employment term thereunder upon not less than one year's prior notice. Such employment terms are also subject to termination by reason of the employee's death or disability or by the Board of Directors at any time for "cause" as specified in the Employment Agreements. In addition, the Company has the right to terminate either Mr. Weinberg or Mr. Bowen at any time without cause by paying him a lump sum amount equal to 100% of his then-annual base salary or, if the previously described one-year notice of termination has already been given by the Company to him, the portion thereof relating to the balance of the employment term.

     The Company has recently entered into an employment agreement with Lukas Gunthardt which is similar to the Employment Agreements with Messrs. Weinberg and Bowen.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOLLOWING REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE AND THE PERFORMANCE GRAPH ON PAGE 13 SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                           REPORT OF THE COMPENSATION
                         AND HUMAN RESOURCES COMMITTEE

     As members of the Compensation and Human Resources Committee (the "Compensation Committee"), it is our duty to review the compensation of all executive officers of the Company, to recommend to the Board the base salary of the Company's chief executive officer, to approve the base salaries of all other executive officers and to approve all bonuses and other material compensation granted to executive officers. In addition, we also constitute the committee which administers the Company's 1996 Equity Compensation Plan and thus are responsible for the granting of stock options, stock appreciation rights and restricted stock to executive officers. These duties and the other responsibilities of the Compensation Committee are more fully described on page 6 of this Proxy Statement under the caption "Matters Concerning Directors -- Committees and Meetings." In fulfilling these duties and responsibilities, it is the Compensation Committee's goal to have a policy that will enable the Company to attract, retain and reward executive officers who contribute to both its short-term and long-term success. The members of the Compensation Committee are all non-employee, independent directors.

     The Company's compensation policy for executive officers is to pay competitively and to be fair and equitable in the administration of pay. This is the same policy applicable to all employees of the Company. The Company seeks to balance the compensation paid to a particular individual with the compensation paid to other executives holding comparable positions both inside the Company and at other similar companies.

     Prior to 1996, an informal bonus program was used to align the total annual compensation of executive officers with Company performance, individual performance and the achievement of financial and other business objectives, and the payment of bonuses was entirely at the discretion of the Compensation Committee. No bonuses were paid to executive officers for fiscal years 1995 or 1994. In January 1996, the Compensation Committee recommended and the Board of Directors approved an employee incentive compensation program for 1996. This program provided that if the Company achieved its pre-tax budget for 1996, after taking into account any payout under the program, all employees of the Company and its subsidiaries, with certain exceptions, would share approximately 21% of the Company's budgeted pre-tax, pre-incentive compensation income. The Company achieved its 1996 pre-tax budget, and bonuses were paid out under the program, including $100,000 to Leo C. Beebe, the Company's Chief Executive Officer, representing 50% of his base salary. Mr. Beebe's bonus was reviewed and approved by the Compensation Committee and reflected the Committee's recognition of the key role played by Mr. Beebe in leading the Company's strong turnaround during the past 18 months. The awards made to the other three executive officers of the Company were determined by the Chief Executive Officer with the approval of the Compensation Committee and equaled 25% of each of their base annual salaries, or a total of $104,640.

     For 1997, the Compensation Committee has recommended and the Board has approved a new incentive compensation program consisting of two parts, one involving cash payments and the other the grant of stock options. Under this program, no incentive compensation would be earned until the Company's pre-tax budget is met; then, the incentive compensation pool would fill until it equals 20% of pre-tax, pre-incentive compensation income. Unlike the 1996 program, however, there would be no incentive compensation maximum so that the amount payable would continue to grow after the pre-tax budget has been met and the 20% incentive compensation pool filled, with such growth to equal 20% of all additional pre-tax, pre-incentive compensation income. The total incentive compensation pool would then be split approximately 50/50 between managers and other employees, with specific awards to depend on both overall corporate and local performance. All incentive compensation awards would be paid in cash, and each manager's award would be based on the Chief Executive Officer's judgment, with factors to be considered to include pre-tax profit, return on net assets and growth strategy implementation. At the present time, all bonuses paid in Switzerland would also require the approval of the board of directors of the Company's principal Swiss subsidiary, K-Tron (Switzerland) Ltd. ("K-Tron Switzerland"). The amount of any incentive compensation award to the Chief Executive Officer would be determined by the Compensation Committee. With respect to stock options, they would be granted if a 15% earnings per share growth objective is achieved in 1997, with the total grant not to exceed 50,000 shares and with all grants to be at market price on the grant date and to vest over three years from that date. No manager or employee has the right to receive any specific bonus or benefit under the foregoing program for 1997, and the Compensation Committee and Board of Directors may modify the program at any time in their discretion.

     With respect to salaries, bonuses and other compensation, the decisions of the Compensation Committee are subjective and are not based on any list of specific criteria.

     We believe that the compensation received by each of the executive officers for 1996 was reasonable in view of their contributions to the Company in 1996.

     The Company's Chief Executive Officer, Leo C. Beebe, had a 1996 base salary of $200,000, after receiving $33,333 in 1995. Mr. Beebe, who was the Company's full-time Chairman at the beginning of 1995, voluntarily reduced his annual salary from $200,000 to $1 on March 1, 1995, and he returned as the Company's Chief Executive Officer on June 30, 1995, having retired from that position in mid-1992. His $200,000 salary was restored on a prospective basis, effective January 1, 1996. In view of the Company's strong performance in 1996, the Compensation Committee recommended, and the Board of Directors approved, an increase in Mr. Beebe's base salary to $275,000 per year, effective at the beginning of fiscal year 1997. This new salary is still $25,000 below the base salary of $300,000 which Mr. Beebe was receiving when he first retired as the Company's Chief Executive Officer in mid-1992.

     With respect to the Company's other executive officers, their base annual salaries during 1996 were as follows: Mr. Weinberg, $150,000; Mr. Gunthardt, 172,510 Swiss francs ($139,760 at the average U.S. dollar/Swiss franc exchange rate for 1996); and Mr. Bowen, $128,800. Effective at the beginning of fiscal year 1997, these base annual salaries were increased to $160,500, 184,575 Swiss francs and $136,825, respectively. These raises were recommended by the Chief Executive Officer and approved by the Compensation Committee, and the increase for Mr. Gunthardt is subject to the further approval of the board of directors of K-Tron Switzerland before it takes effect. All three of these executive officers made substantial contributions to the Company's return to profitability during the second half of 1995 and 1996.

     In March 1996, the Board of Directors approved the new 1996 Equity Compensation Plan which was approved by the Company's shareholders at the 1996 annual meeting of shareholders. This plan provides for grants of stock options, stock appreciation rights and restricted stock. As stated above, the members of the Compensation Committee serve as the members of the committee (the "Stock Option Committee") which administers the 1996 Equity Compensation Plan. The purpose of stock option grants is to provide an additional incentive to key employees to work to maximize shareholder value, and vesting periods may be utilized to encourage such employees to remain with the Company. Stock option grants are entirely at the discretion of the Stock Option Committee, including their timing, the recipients thereof and the number of shares underlying any particular grant. No options were granted under the 1996 Equity Compensation Plan during fiscal year 1996.

     Payments during 1996 to the Company's executives as discussed above were made with regard to the provisions of section 162(m) of the Code. Section 162(m) limits the deduction that may be claimed by a "public company" for compensation paid to certain individuals to $1 million except to the extent that any excess compensation is "performance-based compensation." It is the Compensation Committee's intention that no compensation will be limited as to its deductibility under Section 162(m).

                                          COMPENSATION AND
                                            HUMAN RESOURCES COMMITTEE

                                          Norman Cohen, Chairman
                                          Richard J. Pinola
                                          Jean Head Sisco

March 14, 1997

                               PERFORMANCE GRAPH

     The following line graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock for the past five fiscal years with the cumulative total return of the Standard & Poor's 500 Stock Index (the "S&P 500") and the Dow Jones Factory Equipment Industry Group, described more fully below (the "Factory Equipment Group"). Dividend reinvestment has been assumed and, with respect to companies in the Factory Equipment Group, the returns of each such company have been weighted at each measurement point to reflect relative stock market capitalization.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                AMONG K-TRON INTERNATIONAL, INC., S&P 500 INDEX
                          AND FACTORY EQUIPMENT GROUP

      MEASUREMENT PERIOD                                           INDUSTRY
    (FISCAL YEAR COVERED)          COMPANY       STOCK INDEX     GROUP INDEX
1991                                   100             100             100
1992                                159.38          107.64          112.63
1993                                128.13          118.50          127.83
1994                                134.38          120.06          116.44
1995                                 78.13          165.18          136.92
1996                                128.13          203.11          144.88

     The Dow Jones Factory Equipment Industry Group is not a "published industry or line-of-business index" as that term is defined by Securities and Exchange Commission regulations. Accordingly, the Factory Equipment Group is considered a "peer index," and the identity of the issuers used in the index is as follows:
American Vanguard Corporation, Baldwin Technology Inc. Class A, Bethlehem Corp., Binks Manufacturing Co., Brown & Sharpe Manufacturing Co., Calnetics Corp., Chicago Rivet & Machine Co., Cincinnati Milacron Inc., Devlieg-Bullard Inc., Exx Inc. Class A, Farrel Corp., Flow International Corp., Gardner Denver Machinery, Inc., Giddings & Lewis, Inc., Gleason Corporation, Gorman-Rupp Co., Hirsch International Corp. Class A, Hurco Companies Inc., IMO Industries Inc., Impact Systems, Inc., Innovex Inc., Interlake Corporation, Invivo Corporation, K-Tron International, Inc., Katy Industries, Inc., Key Technology Inc., Keystone International Inc., Kulicke & Soffa Industries, Inc., Lynch Corp., McClain Industries, Inc., Met-Coil Systems Corp., Middleby Corporation, Monarch Machine Tool Co., Moore Products Co., Paul Mueller Co., Nordson Corp., Noxso Corp., Oilgear Co., Orbotech Limited, Princeton Media Group, Quipp Inc., Regal-Beloit Corporation, Secom General Corp., Selas Corporation of America, Shelter Components Corp., SI Handling Systems, Inc., Speizman Industries Inc., L.S. Starrett Co., Summa Industries Inc., Taylor Devices, Inc., Thermo Terratech, Inc., Tri Polyta Indonesia ADR, Twin Disc Inc., Unit Instruments Inc. (CA), Utilx Corporation and Weldotron Corp.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has served as the Company's independent public accountants and auditors since 1994. Arthur Andersen LLP has been selected to continue in such capacity for the current year. A representative of that firm is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

                  SHAREHOLDER PROPOSALS -- 1998 ANNUAL MEETING

     Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. Any proposal which an eligible shareholder desires to have presented at the 1998 annual meeting of shareholders (which is expected to be held on or about May 8, 1998) concerning a proper subject for inclusion in the proxy statement and for consideration at the annual meeting, will be included in the Company's proxy statement and related proxy card if it is received by the Company no later than November 19, 1997.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that directors and certain officers of the Company, and persons who own more than ten percent of the Company's Common Stock, file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Such directors, officers and more than ten percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms which they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all fiscal year 1996 Section 16(a) filing requirements applicable to its directors, officers and more than ten percent shareholders were complied with. In addition, while an annual statement on Form 5 under
Section 16(a) is not required to be filed if there are no previously unreported transactions or holdings to report, nevertheless the Company is obligated to disclose the names of directors, covered officers and more than ten percent shareholders who did not file an annual statement on Form 5 unless the Company received a written statement that no such filing was required. As of March 14, 1997, the Company had not received either an annual statement on Form 5 for fiscal year 1996 or such a written statement from the Estate of Dr. Mario Gallo, a more than ten percent shareholder.

                                 OTHER MATTERS

     The Board of Directors of the Company does not intend to bring any other matters before the Annual Meeting and has no reason to believe any other matters will be presented. If, however, other matters properly do come before the meeting, it is the intention of the persons named as proxy agents in the enclosed Proxy Card to vote upon such matters in accordance with their judgment.

                                          By Order of the Board of Directors,

                                          EDWARD B. CLOUES, II
                                          Secretary

March 19, 1997

                        K-TRON INTERNATIONAL, INC. PROXY

                               Routes 55 and 553
                                  P.O. Box 888
                         Pitman, New Jersey 08071-0888

The undersigned hereby appoints NORMAN COHEN and ROBERT L. WEINBERG, or either of them acting singly in the absence of the other, each with the power to appoint his substitute, the Proxy Agents of the undersigned to attend the Annual Meeting of Shareholders of K-Tron International, Inc. to be held May 2, 1997, and any adjournments thereof, and with all powers the undersigned would possess if personally present, to vote upon the following matters as indicated below.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                 (Continued and to be signed on reverse side.)

                                                                   SEE REVERSE
                                                                       SIDE

[X] Please mark your
    votes as in this
    example

                   FOR     WITHHELD
1. Election of     [ ]       [ ]    NOMINEES: Leo C. Beebe, Edward B. Cloues, II
   Directors
   Class IV

For, except vote withheld from the following nominee(s):


---------------------------------------------

2. In their discretion, the Proxy Agents are authorized to vote upon such other business as may properly come before the meeting.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. WITH RESPECT TO THE ELECTION OF DIRECTORS, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION AS THE CLASS IV DIRECTORS. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS AND THE RELATED PROXY STATEMENT.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT
USING THE ENCLOSED ENVELOPE.




SIGNATURE(S)                                            DATE            , 1997
            -------------------------------------------      -----------

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.